Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Marijke Shugrue	Matt Booher
908-953-7643	908-953-7500
mshugrue@avaya.com	mbooher@avaya.com

AVAYA INC. ANNOUNCES

EXCHANGE OFFER AND CONSENT SOLICITATION

For release: Friday, February 1, 2013

BASKING RIDGE, N.J. – Avaya Inc. (the “Company” or “Avaya”) announced the commencement of an offer to eligible holders to exchange any and all of Avaya’s outstanding 9.75% Senior Unsecured Notes due 2015 and 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 (collectively, the “Old Notes”) for a new series of 10.50% Senior Secured Notes due 2021 (the “New Notes”) as described below (the “Exchange Offer”), and obtain consents (the “Consents”) to certain proposed amendments to the indenture governing the Old Notes. The Company also announced that upon launch of the Exchange Offer, holders of approximately 48% of the outstanding principal amount of the Old Notes had agreed, pursuant to support agreements entered into with the Company, to tender their Old Notes and deliver Consents prior to the early participation deadline.

The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in the offering circular and related letter of transmittal, each dated February 1, 2013 (the “Offering Documents”). The Exchange Offer is only being made, and copies of the Exchange Offer documents will only be made available, to holders of the Old Notes that have certified to Avaya in an eligibility letter as to certain matters, including their status as either (1) a “qualified institutional buyer” under Rule 144A under the Securities Act and an “accredited investor” under Rule 501(a) of Regulation D under the Securities Act, or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”). Holders of Old Notes who are not Eligible Holders will be able to provide their Consent via a separate Consent Solicitation Statement.

The Offering Documents will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are Eligible Holders. Requests for copies of this eligibility letter, the offering circular or other Offering Documents may be directed to the information agent, Georgeson, Inc., at 1-866-628-6024 (toll free), (212) 440-9800 (for banks and brokers) or by email at Avaya@georgeson.com.

The Exchange Offer will expire at 11:59 p.m., New York City time, on March 4, 2013, unless extended by us (such date and time, as they may be extended, the “Expiration Date”). Eligible Holders that validly tender (and do not withdraw) their Old Notes prior to 5:00 p.m., New York City time, on February 15, 2013 (such date and time, as they may be extended, the “Early Participation Deadline”), will receive $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of related Old Notes tendered (and not validly withdrawn). Eligible Holders that validly tender (and do not withdraw) their Old Notes after the Early Participation Deadline will receive $950 principal amount of New Notes in exchange for each $1,000 principal amount of related Old Notes tendered (and not validly withdrawn). Each Holder of Old Notes that validly delivers (and does not withdraw) its Consent will receive a consent payment of $2.50 per $1,000 principal amount of Old Notes held by such Holder as to which Consent is delivered.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, sell or the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offering Documents. The Exchange Offer does not constitute an offer to purchase any Old Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws. None of Avaya, its board of directors, the trustee, the information agent, the exchange agent, the dealer managers or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, or deliver, or not deliver, a Consent with respect to, all or any portion of the principal amount of their Old Notes pursuant to the Exchange Offer.

The Exchange Offer is being made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer. The Offering Documents contain important information and should be read carefully before any decision is made with respect to the Exchange Offer.